Year Ending December 31, 2015

The results of the restatements are as follows:

Unaudited Consolidated Balance Sheets as of December 31, 2015

	As Reported	Adjustment	As Restated
Current Assets	$ 2,027,670	$ (722,099)	$ 1,305,571
Current Liabilities	$ 1,052,265	$ (13,711)	$ 1,038,554
Long Term Liabilities	$ 708,388	$ (708,388)	$ -

Unaudited Consolidated Statements of Operations for the year ended December 31, 2015

	As Reported	Adjustment	As Restated
Revenues	$ 4,992,203	$ (2,079,678)	$ 2,912,525
Cost of Sales	$ 1,928,067	$ (1,738,229)	$ 189,838
Operating expenses	$ 4,051,183	$ (1,224,066)	$ 2,827,117
Loss from continuing Operations	$ (234,213)	$ -	$ (234,213)
Loss from discontinuing operations	$ (882,970)	$ -	$ -
Basic and Diluted Loss per common Share	$ (0.04)	$ (0.03)	$ (0.01)

Unaudited Consolidated Statements of Cash Flows for the year ended December 31, 2015

	As Reported	Adjustment	As Restated
Net Loss	$ (1,117,183)	$ 882,970	$ (234,213)
Net cash used/provided by operating activities	$ (1,202,137)	$ 1,567,497	$ 365,360
Net cash provided by financing activities	$ 1,356,667	$ (950,000)	$ 406,667

On December 31, 2016, the Company entered into and consummated the sale of 100% of its equity interests in its wholly-owned subsidiary, Westminster Pharmaceuticals, LLC, a Delaware limited liability company (“Westminster”).  Westminster was the Company’s wholesale and private label pharmaceutical distribution division.

The unaudited pro forma consolidated financial information herein is presented for informational purposes only. The pro forma data is not necessarily indicative of what the Company’s financial position or results of operations would have been had the Company completed the disposition as of the dates indicated.  In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the consolidated company.

Consolidated Balance Sheet Changes

Current Assets adjustment of $722,099 was accounts receivable, inventory, prepaid assets and inventory deposits. Current Liabilities adjustment was accounts payable and accrued liabilities. The long-term Liabilities was the Long Term note Net of $950,000 long term note and debt discount associated with the term note.

Consolidated Statement of Operation Changes

Adjustments to Revenue, Cost of Goods Sold and Operating Expense are the Wholesale and Manufacturing transactions directly affiliated with the operations of Westminster Pharmaceuticals, LLC. The loss adjustment was ($882,970).

Consolidated Statement of Cash Flow Changes

Net cash used in operating of Westminster Pharmaceuticals, LLC was $1,567,497. After adjustment provided net cash provided by continuing operations of $365,360.

The long-term debt was reduced by $950,000 which was part of the financing activities.